Exhibit 10.1

FINAL EXECUTION COPY

CONTRACT FOR THE PURCHASE OF REAL PROPERTY

Howard County, Maryland

THIS CONTRACT FOR THE PURCHASE OF REAL PROPERTY (this “Contract”) is made and entered into as of the Effective Date (hereafter defined), by and between KELLOG-CCP, LLC, a Maryland limited liability company (the “Seller”) and WOODFIELD ACQUISITIONS, LLC, a North Carolina limited liability company, its permitted successors and assigns (the “Purchaser”).

STATEMENT OF PURPOSE

The Seller holds fee simple title to certain real property consisting of Parcels “K” and “C” of the master planned Oxford Square mixed-use development, Phase 1, located along Coca Cola Drive in Howard County, Maryland, which is further shown on Exhibit A attached hereto and incorporated herein by reference (together with any improvements thereon, the “Site”).

The Seller desires to sell to the Purchaser, and the Purchaser desires to acquire, the Site pursuant to the terms and conditions hereof.

NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Seller and Purchaser hereby agree as follows:

ARTICLE I

ACQUISITION OF PROPERTY

1.01 PROPERTY. The property which is the subject of this Contract is described as follows:

a. the Site; and

b. all rights, privileges, hereditaments and easements appurtenant to the Site, including without limitation, (i) all water rights, rights of way, roadways and roadbeds to the center line thereof, and now or hereafter existing utilities, facilities and other appurtenances used or to be used in connection with the development of the Site as described in this Contract, (ii) any and all prepaid acreage fees, impact fees, front foot benefit charges, transportation credits, and similar credits, if any, applicable to the Site; (iii) all permits and development and subdivision approvals and entitlements applicable to the Site (including, without limitation, entitlements allocated to the Site for no fewer than 225 multifamily residential units (“Units”) and related improvements and amenities) to the extent such entitlements are assignable to the Purchaser or otherwise “run with the land” with respect to the Site; and (iv) all plans, beneficial easements and agreements related to the Site to the extent such entitlements are assignable to the Purchaser or otherwise “run with the land” with respect to the Site (collectively, the “Appurtenances” and, together with the Site, the “Property”).

1.02 PURCHASE PRICE. The purchase price (the “Purchase Price”) for the Property shall be equal to the sum of: (a) Ten Million and No/100 Dollars ($10,000,000.00) (the “Base Price”) plus (b) the product of Forty Thousand and No/100 Dollars ($40,000.00) (the “Per Unit Price”) multiplied by the number, if any, by which the actual number of Units permitted to be constructed on the Property pursuant to the Final Approvals (as defined in Section 1.05(a) below) exceeds two hundred fifty (250); provided that, if the number of Units permitted to be constructed on the Property by the Final Approvals is less than two hundred fifty (250), then the Purchase Price shall be equal to (i) the Base Price minus (ii) the product of the Per Unit Price multiplied by the number that is equal to (A) two hundred fifty (250) minus (B) the number of Units permitted to be constructed on the Property pursuant to the Final Approvals. Notwithstanding the foregoing, in no event shall the Purchase Price be less than Nine Million and No/100 Dollars ($9,000,000).

1.03 EARNEST MONEY DEPOSIT. Within three (3) business days after the Effective Date, the Purchaser shall deposit with the Escrow Agent (as defined in Section 2.01 hereof) an earnest money deposit in the amount of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (the “Earnest Money”). The Earnest Money shall be placed in an interest bearing account and shall be applied to the Purchase Price at Closing and delivered to Seller, or shall otherwise be released pursuant to the provisions of this Contract. Interest accruing on the Earnest Money shall be added thereto and treated as part of the Earnest Money for all purposes hereunder.

1.04 EXAMINATION PERIOD. The Purchaser shall have until June 24, 2013 to determine whether the Property is suitable and acceptable for the Purchaser’s intended development thereof in the Purchaser’s sole judgment and discretion (the “Examination Period”).

a. Inspections. From the Effective Date and thereafter as long as this Contract remains in effect, the Purchaser, its authorized agents and employees, as well as others authorized by the Purchaser (collectively with Purchaser, the “Purchaser Parties”), have the right, at the Purchaser’s expense and discretion, to go upon the Property and make such surveying, environmental, architectural, engineering, topographical, geological, soil and other tests, studies and measurements as the Purchaser deems necessary or desirable to thoroughly review and examine the Property. Purchaser may (i) engage, at Purchaser’s sole cost and expense, consultants and professionals previously engaged by Seller; and (ii) enter into discussions and negotiations with local governmental authorities with jurisdiction over the Property with respect to matters pertaining to the Project (hereafter defined) or any matters pertaining to the Property; provided that Purchaser shall provide Seller with notice prior to making its initial contact with such local governmental authorities and Seller may, upon its request, join Purchaser at any inspections by or meetings with such local governmental authorities held thereafter. Purchaser shall not take core samples, install any monitoring wells or undertake any other invasive tests or studies without the prior written approval of Seller which may be granted or withheld in Seller’s sole discretion. Purchaser shall indemnify and hold the Seller harmless from any claims, losses, damages and liabilities resulting from the Purchaser Parties’ entry onto the Property prior to Closing; provided that Purchaser shall not be obligated to indemnify Seller from any claims, losses, damages or liabilities (A) caused by any act or omission of Seller, its agents, representatives, employees or consultants; (B) due to the discovery by Purchaser Parties of latent defects or other existing conditions on the Property; (C) due to any diminution in value of the Property arising from or relating to matters discovered by Purchaser Parties during their investigation of the Property which such matters have not been created or caused by Purchaser Parties; or (D) due to the existence of any hazardous materials which are discovered on or under the Property by Purchaser Parties (and which were not placed on the Property by Purchaser Parties), or the accidental or inadvertent release thereof by Purchaser Parties. The foregoing indemnification obligation shall survive termination of this Contract. In exercising its rights hereunder, Purchaser agrees to not materially interfere with any on-going site work, development, construction or the operation of the Entire Property (defined in Section 1.04(c)(4) below) or the rights of occupants therein, if any. In all events except for those described in subsections (A) through (D) above, Purchaser shall repair and restore the Property to the condition that existed immediately prior to Purchaser’s activities on the Property if any physical damage is caused by the exercise of the Purchaser’s rights granted pursuant to this Section 1.04(a). Additionally, Purchaser agrees to maintain in full force and effect during any period that Purchaser is making any entry onto the Property pursuant to this Contract commercial general liability insurance insuring Purchaser and Seller against any and all claims for bodily injury and property damage occurring in or about the Property as a result of any such entry by Purchaser, its consultants, and agents, which insurance: (i) shall be obtained from an insurer authorized to conduct business in the state in which the Property is located; and (ii) shall have a combined single limit of not less than Two Million and No/100 Dollars ($2,000,000.00). If requested by Seller, Purchaser shall provide reasonable evidence of such insurance to Seller prior to Purchaser’s initial entry onto the Property.

b. Existing Title and Property Information. Prior to the Effective Date, Seller has made available for review by Purchaser on a confidential data website copies of environmental, soils, wetlands, engineering and site studies and reports, surveys and copies of owner’s title insurance policies described on Exhibit B attached hereto and incorporated herein. Additionally, Seller will, during the Examination Period: (i) authorize any third parties who have conducted environmental, engineering or other reviews, surveys, or studies regarding the Property to release any and all reports or other documents regarding the same to Purchaser and (ii) obtain reliance letters in favor of the Purchaser for such reviews, surveys or studies from the third parties who conducted them, as may be requested by Purchaser. The Purchaser is authorized to use any such material to the Purchaser’s benefit in developing the Property, without additional compensation to the Seller. Purchaser acknowledges and agrees that Purchaser shall be responsible for verifying through Purchaser’s own due diligence the accuracy and completeness of all documents and information, including the foregoing materials, provided by Seller to Purchaser, and any reliance by Purchaser on such documents and information shall be at Purchaser’s own risk and expense. Seller represents and warrants to the Purchaser that it has no reason to believe any of the materials or information delivered or made available by it to Purchaser pursuant to this Section 1.04(b) are false or misleading in any material respect, and Seller makes no other representation or warranty whatsoever as to such materials or information.

c. Title and Survey Examination.

1. Purchaser shall obtain a title commitment (“Title Commitment”) for an owner’s title insurance policy covering the Property and a current survey of the Property (“Survey”). Purchaser shall have until the expiration of the Examination Period to examine the Title Commitment and Survey, and to give written notice to the Seller of any objections which the Purchaser may have to title or survey (“Title Objection Notice”). If, on or before the expiration of the Examination Period, Purchaser fails to deliver to Seller a Title Objection Notice, then Purchaser shall be deemed to have accepted the condition of the Property as set forth in the Title Commitment and on the Survey (or, to the extent not obtained, the condition of the Property that would be reflected on a current title insurance commitment and survey of the Property). Seller shall have the right, but not the obligation, at its election, within ten (10) days after receipt of written objections from the Purchaser (such 10-day period being referred to herein as the “Seller’s Response Period”), to provide Purchaser notice of its intent to cure any such objections at the Seller’s expense (such notice, “Seller’s Title Response”); provided, however, all mortgage or other secured indebtedness and monetary liens must be cured by the Seller regardless of whether Purchaser objects thereto, and a failure of the Seller to so cure such liens or indebtedness shall be considered a default of the Seller hereunder if such liens or indebtedness are capable of being cured by Seller; and provided further, however, that the Seller shall be permitted, in its sole discretion, to proceed to Closing and satisfy outstanding mortgage or other secured indebtedness and other monetary liens against the Property from the proceeds of the sale at time of Closing. In the event the Seller refuses to cure or remove any of said Purchaser’s objections (provided that monetary liens must be cured by the Seller as set forth herein, and Seller shall not have discretion to determine whether to cure such liens), or fails to provide Seller’s Title Response within the Seller’s Response Period (which such failure shall be deemed to be a Seller refusal to cure), then Purchaser shall have the option, which shall be exercised by written notice given to Seller, to terminate this Contract, in which event the Earnest Money shall be delivered promptly to Purchaser. If Seller agrees in Seller’s Title Response to cure any objection of Purchaser prior to Closing, and fails to do so, Seller shall be in default hereunder to the extent Seller fails to cure such items within five (5) business days after notice from Purchaser.

2. Furthermore, Purchaser may, at any time after expiration of the Examination Period and prior to Closing, notify Seller in writing of any objection to new matters of title or new changes to the physical state of the Property arising after the expiration of the Examination Period as shown on an update to Title Commitment or Survey, as applicable (such notice, a “Gap Notice”). If Purchaser provides such a notice to Seller, Seller and Purchaser shall have the same rights and obligations with respect to such notice and objections as apply to the initial Title Objection Notice pursuant to the terms of Section 1.04(c)(1), and the Closing shall be extended, if necessary, to permit the parties to exercise their respective rights as provided herein (provided, however, if any such title or survey matter results from a Seller default hereunder, Purchaser shall have all applicable rights and remedies available to it under this Section 1.04 and Section 2.05(a) hereof). As used in this Contract, the term “Permitted Exceptions” shall mean (a) all matters listed in Purchaser’s Title Commitment as either exceptions or exclusions to which the Purchaser does not raise an objection prior to the last day of the Examination Period, or, having objected, the Purchaser waives in accordance with the provisions of this Section, but expressly excluding those matters objected to by Purchaser and cured by Seller (or which Seller agrees to cure) in accordance with the provisions of this Section, (b) the Final Subdivision Plat (defined hereafter) approved by Purchaser, (c) such additional easements and rights of way as are required by the applicable governmental or quasi-governmental authorities in connection with, or are otherwise necessary for or contemplated in connection with, the subdivision and development of the Property (as may be accepted by the Purchaser as part of the Final Approvals in accordance with the terms of Section 1.05); and (d) all of the Existing Encumbrances (as defined in subsection 3 below).

3. Notwithstanding any term or provision herein to the contrary, Purchaser acknowledges and agrees that ownership, use and development of the Property shall at all times be subject to and governed by the Zoning Board Decision Order attached hereto as Exhibit C (“Zoning Order”), the Green Neighborhood Report as approved by Howard County on June 23, 2011 and attached hereto as Exhibit D (“Green Neighborhood Report”); the Environmental Concept Plan (approved by July 22, 2011) attached hereto as Exhibit E (“Environmental Concept Plan”); the Design Guidelines attached hereto as Exhibit F (“Design Guidelines”); the Sketch Plan attached hereto as Exhibit G (the “Sketch Plan”), the Memorandum of Understanding Regarding Moderate Income Housing Units and other similar agreements required under the Zoning Order (collectively, “MIHU Agreements”); the Master Declaration attached hereto as Exhibit H (to which such form Purchaser shall provide comments to Seller no later than Friday, June 14, 2013) (the “Master Declaration,” and collectively with the Zoning Order, Green Neighborhood Report, Environmental Concept Plan, Design Guidelines, Sketch Plan, and MIHU Agreements, the “Existing Encumbrances”). Purchaser acknowledges and agrees that Seller shall be entitled to charge under the Master Declaration or any homeowners’ association of which the Property is a part, a property owners’ association fee or fees which shall, in the aggregate, equal no more than $35 per month per Unit (“Monthly Per Unit Fee”) for the initial year and thereafter such Monthly Per Unit Fee may be increased in accordance with the terms of the Master Declaration, which Master Declaration shall provide for annual increases.

4. Purchaser acknowledges and agrees that Seller, as the owner of the Site and the real property adjacent to the Site more particularly described in Exhibit I hereto (the “Seller’s Remainder Property,” and together with the Property, the “Entire Property”), may modify or amend the Existing Encumbrances as and when modifications may be required as determined by Seller in its reasonable discretion and as required by (i) local, state and federal government laws, rules, regulations and authorities (collectively, “Laws” and together with the Existing Encumbrances, the “Laws and Agreements”), or (ii) any buyers, tenants, occupants, investors, partners, lenders, and invitees of portions of the Seller’s Remainder Property; or (iii) changes in the commercial marketplace as reasonably determined by Seller. Notwithstanding the foregoing, or any other term or condition in this Contract, Seller covenants and agrees that in no case shall it seek to procure approvals from Howard County (or any other applicable governmental authority) for a reduction in the number of multifamily units that may be constructed on the Site unless consented to by Purchaser in writing. Purchaser covenants and agrees to cooperate (at no out of pocket cost to Purchaser) and not oppose, hinder or obstruct Seller’s efforts in furtherance of the development of the Entire Property (subject to the right of Purchaser to exercise its rights and remedies expressly set forth in this Contract). If any modifications or amendments to the Existing Encumbrances would directly or adversely affect access to the Property or the availability of utilities to the Property or the Project, or would otherwise create obligations, liabilities or costs that are binding on the Property or the owner of the Property, then Seller shall give Purchaser prompt written notice of such proposed modification and Purchaser shall have a reasonable approval right with respect thereto. If Purchaser has not responded within ten (10) days of its first notice, Seller shall be obliged to provide a second written notice. If Purchaser has not responded within five (5) business days to such second notice, then Purchaser shall be deemed to have approved such request of Seller. Any consent of Purchaser required under this Section 1.04(c)(4) shall not be unreasonably withheld, conditioned or delayed.

5. Furthermore, Purchaser and Seller acknowledge that the exact location and boundaries of those portions of the Site may be subject to minor changes in connection with the processing of the subdivision plat by Seller as provided in this Contract to subdivide the Site as a distinct, conveyable parcel consistent with Howard County, Maryland requirements (“Final Subdivision Plat”); provided, however, the Site shall in all events be generally consistent with the Site as proposed on Exhibit A. In the event of any proposed change to the area or configuration of the Site from that depicted on Exhibit A, the proposed change shall be subject to review and approval by Purchaser and Seller, which approval shall not be unreasonably withheld, conditioned or delayed, provided such change is not material and/or does not have an adverse impact on the Property which for purposes of this section means such change shall not materially and adversely affect the size or configuration of the Property. Upon approval by Purchaser and Seller, the parties shall promptly initial and attach hereto a corrected Exhibit A.

d. Ancillary Documentation. Purchaser and Seller covenant and agree that they shall diligently and in good faith, during the Examination Period, negotiate and attempt to agree upon the terms of the following instruments, which will be delivered at or before Closing in accordance with the terms hereof:

1. An agreement (the “Right of First Offer Agreement”) to be recorded at Closing in the public records of Howard County, Maryland, which shall provide the Purchaser a right of first offer with respect to the sale of any parcel out of the Seller’s Remainder Property which is now or hereafter may be zoned for or otherwise entitled to be developed as a multifamily rental apartment project (including, without limitation, Parcels E and D described on Exhibit J hereto) (collectively, the “ROFO Property”), in accordance with the terms and provisions hereafter set forth:

(A) The Right of First Offer Agreement shall continue in full force and effect from the Closing Date until the earlier to occur of (x) the date that is five (5) years thereafter and (y) the date upon which Seller no longer holds any fee interest in any portion of the Seller’s Remainder Property (the “ROFO Term”), at which point the Right of First Offer Agreement shall automatically terminate. If any ROFO Property is sold in more than one (1) conveyance, Purchaser shall have a Right of First Offer with respect to each separate conveyance.

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(B) If, prior to the end of the ROFO Term, Seller elects to sell, transfer, exchange or otherwise dispose of, to any third party, any or all of the ROFO Property, then Seller shall give Purchaser written notice of such election (the “Offer Notice”). The Offer Notice will set forth a description of the ROFO Property, or portions thereof (the “Offered ROFO Property”) potentially being transferred, together with the proposed sales price and all other material terms and conditions of the proposed sale. Purchaser shall then have ten (10) business days from the date of the Offer Notice to give Seller written notice that it shall purchase the ROFO Property upon the terms set forth in the Offer Notice by executing and returning the Offer Notice (the “Offer Notice Acceptance Period”). If Purchaser accepts Seller’s offer contained in the Offer Notice, Purchaser and Seller shall use good faith, diligent, and commercially reasonable efforts to enter into a written agreement for the purchase and sale of the Offered ROFO Property (which agreement shall be based upon the terms and conditions set forth in the Offer Notice, including timing for closing(s), and otherwise in form and substance similar to this Contract, to the extent applicable) within thirty (30) days after Purchaser’s execution and delivery of the Offer Notice to the Seller (the “Offer Agreement Period”). If Purchaser rejects Seller’s offer in writing or fails to execute and return the Offer Notice within the Offer Notice Acceptance Period, or fails to execute a written agreement to purchase the applicable Offered ROFO Property from Seller within the Offer Agreement Period, Seller shall be free to offer such Offered ROFO Property on the same terms and purchase price (or on the same terms with a higher price) as offered to Purchaser, to any other person or persons unrelated to the Seller pursuant to an arms-length transaction and to negotiate for the sale of such Offered ROFO Property on such terms and conditions as Seller may, in its discretion, determine, and if Seller shall convey the Offered ROFO Property to an unrelated person on such terms and at such price, the Purchaser’s Right of First Offer with respect to such Offered ROFO Property shall be deemed terminated and of no further force and effect. However, if Seller determines at any time to sell the Offered ROFO Property to a third party for a price that is less than the purchase price set forth in the original Offer Notice to the Purchaser (such original purchase price, the “Offered Price”), then Seller shall be obligated to provide another Offer Notice to the Purchaser with respect to such sale price, and the Purchaser shall have all rights in connection therewith as are set forth in this Section 1.04(d) (1) (B); provided that if such purchase price reduction is reasonably based on either (a) a reduction in unit yield for such parcel from the unit yield established reasonably and in good faith as the basis for the Offered Price, pursuant to the final determination under the applicable governmental authority’s entitlements process (which such reduction was not approved pursuant to the request of the Seller), or (b) a material adverse property condition unknown to Seller at the time of such Offer Notice, then Seller shall have no obligation to provide another Offer Notice to Purchaser related to the purchase price reduction, and Purchaser shall have no rights under this Section 1.04(d)(1)(B) with respect to such transaction. Notwithstanding the foregoing, the parties acknowledge and agree that David P. Scheffenacker, Jr. (together with any trust established by David P. Scheffenacker, Jr. for estate planning purposes, “DPS”) may undertake to own and develop the ROFO Property (or any portion thereof) himself or through an entity: (x) in which DPS has a direct or indirect ownership interest of fifty percent (50%) or more, or (y) which is directly or indirectly managed (in the capacity of general partner or managing member) or controlled by a subsidiary entity in which DPS has a direct or indirect ownership interest, as the case may be, without being required to deliver an Offer Notice to Purchaser or being subject to the Right of First Offer in any other manner. In such event, DPS shall provide reasonable evidence of his interest in any such entity to Purchaser within a reasonable period of time after Purchaser’s request.

(C) Purchaser’s rejection of or failure to execute an Offer Notice or revised Offer Notice with respect to any one or more offers to sell Offered ROFO Property shall not be deemed a rejection or waiver of its Right of First Offer with respect to any other, different Offered ROFO Property. Any Offer Notice or revised Offer Notice provided by Seller shall represent a bona fide offer in good faith.

2. A temporary construction easement agreement to be recorded at Closing in the public records of Howard County, Maryland (the “Construction Easement Agreement”) to provide Purchaser and its agents, consultants, contractors and employees access to the Property over and across such portions of the Seller’s Remainder Property as may be reasonably necessary for certain materials deliveries, contractor parking, and project staging and phasing during construction of the Project.

3. An agreement (“Common Infrastructure Agreement”) regarding Seller’s obligations and deadlines to complete, at its sole cost and expense (including payment of any water and sewer front foot benefit charges associated with the Property): (x) mass grading of the Site; (y) utility hook-ups stubbed to the boundary line of the Site; and (z) completion of the portions of St. Margaret’s Boulevard, Banbury Drive, and an unnamed roadway (the “Connecting Road”) adjacent to the western boundary line of the Site, more particularly described or as shown on Exhibit K attached hereto and incorporated herein (collectively items (x), (y) and (z), “Seller’s Infrastructure Work”) (provided that, on or prior to the last day of the Examination Period, Purchaser and Seller shall agree upon and append to this Contract an amended Exhibit K that sets forth: (A) specifications and required completion dates for the Seller’s Infrastructure Work with additional particularity and (B) specifications for all other infrastructure work to be completed by the Purchaser (the “Purchaser’s Infrastructure Work”) with respect to the development of the Property). Notwithstanding the foregoing, Purchaser shall pay Purchaser’s Share of the Connecting Road (defined hereinbelow) pursuant to the terms of the Common Infrastructure Agreement, and shall be obligated pursuant to the Common Infrastructure Agreement to complete the Purchaser’s Infrastructure Work substantially as set forth in Exhibit K. For purposes hereof, “Purchaser’s Share of the Connecting Road” shall mean an amount equal to one-half (1/2) of all actual and reasonable out-of-pocket costs incurred by Seller with respect to development, installation and construction of the Connecting Road, payment of which is evidenced by such documentation as may be reasonably acceptable to the Purchaser. Seller covenants and agrees that a portion of the Seller’s Infrastructure Work shall be completed prior to the Closing Date, as set forth in Exhibit K, and Seller shall complete the remainder of the Seller’s Infrastructure Work in accordance with the terms of the Common Infrastructure Agreement from and after Closing. Any reference in the Common Infrastructure Agreement as drafted during the

Examination Period to such portion of the Seller’s Infrastructure Work completed prior to Closing, shall, at Closing, be deleted from the form of the Common Infrastructure Agreement. The Common Infrastructure Agreement shall require that Seller provide reasonable security to Purchaser for the timely completion of any work to be performed following Closing, in the form of either (as determined in the reasonable discretion of Purchaser) an escrow holdback, a letter of credit from a banking institution reasonably approved by Purchaser, or a guaranty from an affiliate of Seller reasonably acceptable to Purchaser.

4. An Agreement regarding Purchaser’s post-Closing obligations (the “Post-Closing Agreement”) that obligates the Purchaser to:

(A) use commercially reasonable and diligent efforts to obtain all grading permits, building permits, zoning permits, and other permits and approvals which are required by any Laws and Agreements applicable to the development and construction of the Project and otherwise necessary for the construction and operation of the Project.

(B) commence the Project no later than one (1) year after receipt of Final Approvals (“Commencement Date”) and complete construction of the Project no later than three (3) years after the Commencement Date (such date, the “Completion Date”) (each of the Commencement Date and the Completion Date being extended commensurate with the length of any commencement or construction delays resulting from a event of force majeure (as hereafter defined) or a government moratorium preventing the Purchaser from commencing or completing the Project). If Purchaser shall fail to commence construction of the Project by the Commencement Date, then Seller shall have the right, but not the obligation, to purchase the Property from Purchaser at a price equal to the Failure to Commence Purchase Price (defined below) which buy-back right may be exercised by Seller delivering written notice thereof no later than sixty (60) days following the Commencement Date (provided that if the Purchaser shall commence construction of the Project within such 60-day period, and construction activity at the Property is continual for at least thirty (30) days thereafter, Seller’s right to exercise its buy-back right hereunder in connection with the Purchaser’s failure to commence construction shall terminate). If Purchaser shall fail to complete the Project (such completion being evidenced by the issuance by the appropriate governmental authority of final certificates of occupancy for the Project) by the Completion Date, then Seller shall have the right, but not the obligation, to purchase the Property from Purchaser for a price equal to the Failure to Complete Purchase Price (defined below) which buy-back right may be exercised by Seller delivering written notice thereof no later than sixty (60) days following the Completion Date (provided that if the Purchaser shall complete construction of the Project within such 60-day period, Seller’s right to exercise its buy-back right hereunder in connection with the Purchaser’s failure to complete construction shall terminate). For purposes of the Post-Closing Agreement, “Failure to Commence Purchase Price” shall mean the buy-back price payable by Seller that takes into account the Purchase Price for the Property plus interest at a rate of 3% per annum on the Purchase Price; and “Failure to Complete Purchase Price” shall mean the buy-back price payable by Seller that takes into account the Purchase Price for the Property, plus 3% per annum on such the Purchase Price, plus the actual cost of improvements completed by Purchaser. For purposes of this Contract, force majeure shall be defined as extreme weather, act of war, terrorism or vandalism, casualty or condemnation, labor strife, shortage of materials or other causes beyond the reasonable control of Purchaser.

Seller and Purchaser acknowledge and agree that the Post-Closing Agreement will provide that any mortgage lien imposed on the Property by the Purchaser shall be subordinate in priority to the Seller’s rights pursuant to this subsection (B), and upon the consummation of the Seller’s buy-back right hereunder, the Property shall be conveyed to Seller free and clear of any mortgage lien.

e. Termination. Should the Purchaser determine the Property to be not suitable within the Examination Period, for any reason or no reason, the Purchaser shall notify the Seller of such determination no later than 6:00 p.m. Eastern time on the last day of the Examination Period, at which time this Contract shall terminate and become null and void and of no further force and effect, and the Earnest Money tendered pursuant to Section 1.03 hereof (together with any accrued interest) shall be returned immediately to the Purchaser. The foregoing shall be subject to the Purchaser’s additional rights to make title and survey objections as set forth in Section 1.04(c) and the termination rights of Purchaser set forth therein. If Purchaser shall fail to deliver notice of termination thereunder, Purchaser shall be deemed to have elected to proceed to Closing hereunder.

f. Additional Earnest Money. If Purchaser fails to give the termination notice contemplated by Section 1.04(c) hereof prior to the expiration of the Examination Period, then Purchaser shall deposit an additional Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (“Second Deposit”) with the Escrow Agent no later than three (3) business days following the last day of the Examination Period (such date, the “Second Deposit Date”), and that amount shall be added to and considered a part of the Earnest Money for all purposes hereunder. If Purchaser fails to give the termination notice and subsequently fails to deposit the Second Deposit by the Second Deposit Date, such failure shall be deemed a Purchaser default hereunder.

1.05 APPROVALS AND INFRASTRUCTURE IMPROVEMENTS.

(a) Purchaser’s obligations hereunder are expressly contingent on (a) the Purchaser having obtained “Final Approvals” (as hereinafter defined). As used herein, “Final Approvals” shall mean all site development plan, variance, zoning, regulatory, and other governmental approvals (not to be construed to include, however, a building permit for the construction of any improvements) to permit construction, completion, and operation of a multifamily residential project containing no fewer than 225 Units, with all related amenities, pursuant to a site development plan approved in the sole discretion of the Purchaser, as Purchaser deems to be appropriate and marketable and substantially similar to the multifamily residential project depicted on Schedule 1.05(a) attached hereto and incorporated herein (collectively, the “Project”), with no amendments or conditions thereto not consented to by Purchaser, and all appeals or challenges thereto having been finally resolved in favor of Purchaser (or the period for filing any such appeals or challenges having expired without any such appeals or challenges having been filed). Purchaser shall use commercially reasonable and diligent efforts to apply for Final Approvals as soon as possible and in no event later than sixty (60) days following expiration of the Examination Period (the “Application Deadline”) and Purchaser shall diligently and in good faith pursue such approvals of its site development plan for the Project as may be required by Howard County, Maryland. Prior to submitting any applications for any approval to Howard County, Purchaser shall first submit the same to Seller for its prior review (the “Application Submissions”), and Seller shall have a right to approve or disapprove such applications; provided that Seller may disapprove such applications to the extent they seek approval for an item that will be in conflict with or otherwise disallowed by the Existing Encumbrances or will be in conflict with the conceptual plan for the Project set forth on Schedule 1.05(a) attached hereto. If Seller does not deliver a written response to such submission by Purchaser within 10 business days after receipt from Purchaser, then Purchaser shall send a reminder notice with the following marked in bold: “Final Notice Regarding Application Approval Request” and if Seller shall not respond within the five (5) business days then such application shall be deemed approved by Seller. Purchaser shall receive a business day-for-business day extension to the Application Deadline, the Approvals Deadline, and the Outside Closing Date for each day following the fifth business day after any Application Submission on which Seller has not indicated its approval (such extension not to extend past any date upon which Seller provides or is deemed to have provided its approval).

(b) As part of the consideration for the Purchaser’s performance of this Contract and prior to Closing, the Seller shall provide good faith, diligent cooperation and assistance to the Purchaser at no out-of-pocket cost to Seller with respect to Purchaser’s efforts to obtain the Final Approvals. As part of such cooperation, the Seller agrees to sign and join in all applications, consents and authorizations as may be necessary or helpful to the Purchaser’s attempts to obtain the Final Approvals and shall not hinder or oppose Purchaser’s efforts to obtain approvals for such applications, consents and authorizations.

(c) The Seller is pursuing and shall continue to diligently pursue, for the benefit of the Purchaser and the Property, approval for the subdivision of the Site as distinct and conveyable parcels consistent with the requirements of Howard County, Maryland, and shall diligently and in good faith ensure that the Final Subdivision Plat is recorded in the public records of Howard County, Maryland, prior to the Closing Date. At Closing, the Seller shall assign its interest in any entitlements for multifamily or other improvements that are or may in the future be allocated to the Site, to the extent assignable, if any. Purchaser covenants and agrees to cooperate with and to not oppose, hinder or obstruct Seller’s efforts to obtain approval of the Final Subdivision Plat (subject to the terms of Section 1.04(c)(5) and Section 1.05(d) below). Purchaser acknowledges and agrees that Seller may provide a copy of this Contract to Howard County as may be required by Seller in connection with Seller seeking to obtain approval of the Final Subdivision Plat or as otherwise required in connection with the development of the Project.

(d) During their respective pursuits of Howard County approval of Final Subdivision Plat and other Final Approvals for the Property, neither Seller nor Purchaser shall agree to any term or condition which will be a binding monetary, development or other liability or obligation on the owner of the Property without having received written approval of the other party to such term or condition (which shall not be unreasonably withheld, conditioned or delayed). Each party hereto shall provide the other a preliminary schedule of all meetings pertaining to the subdivision or the Final Approvals, including without limitation, staff meetings to review proposed development conditions with representatives of Howard County, Maryland, and each shall provide to the other copies of all comments from governmental authorities on its submissions and proposed development conditions with respect to its pursuit of Final Subdivision Plat or Final Approvals, as applicable. If either Seller or Purchaser consents to any condition, term or obligation not previously approved by the other party to the extent required hereunder, such other party shall have the right to terminate this Contract upon written notice, and the parties may exercise the rights and remedies set forth in Section 2.05 hereof.

(e) In the event both the Final Approvals and Final Subdivision Plat as described herein have not been received by March 31, 2015 (the “Approvals Deadline”), Purchaser, at its option, may either (i) terminate this Contract by giving written notice to the Seller, whereupon the

Escrow Agent shall immediately deliver the Earnest Money to Purchaser, and this Contract shall terminate and be of no further force and effect except for such terms which expressly survive termination of the Contract, or (ii) subject to any other conditions to Closing contained herein, proceed towards Closing on the Outside Closing Date (or such earlier date as is designated by Purchaser) in accordance with the terms hereof. Additionally, if the Purchaser determines at any time after it has applied for all or any portion of the Final Approvals, in its sole discretion, that the Purchaser must agree to such provisions or make such commitments that Purchaser deems will result in a material adverse economic impact on the development of the Project, or if Purchaser determines based on responses from Howard County that Howard County will not approve its site development plan for the Project in a form and on such terms as are agreeable to the Purchaser in its reasonable discretion, then Purchaser may terminate this Contract by giving written notice to Seller, whereupon the Escrow Agent shall immediately deliver the Earnest Money to Purchaser, and this Contract shall terminate and be of no further force and effect except for those covenants that survive termination.

(f) Purchaser shall use reasonable efforts to submit to Seller, at least 60 days before the Closing, Purchaser’s detailed plans and specifications for the Project (which shall include building dimensions and landscaping plans) and a description of materials for the improvements that Purchaser anticipates constructing on the Land (collectively, the “Plans and Specifications”) for Seller’s review and approval; provided that Seller may not disapprove of all or any portion of the Plans and Specifications for any reason other than the failure of the Plans and Specifications to be in compliance with the terms of the Existing Encumbrances. If Seller does not deliver a written response to the Plans and Specifications within ten (10) Business Days after Purchaser sends the Plans and Specifications to Seller, then Purchaser shall send a reminder notice with the following marked in bold: “Final Notice Regarding Plans and Specifications” and if Seller shall not respond within five (5) business days thereafter, then such Plans and Specifications shall be deemed approved by Seller. To the extent Seller disapproves of all or any portion of the Plans and Specifications, the Closing Date and Outside Closing Date shall be automatically extended on a day-for-day basis as may be necessary to allow Purchaser a reasonable period of time to address Seller’s concerns and procure Seller’s approval hereunder.

1.06 REAL ESTATE COMMISSION. The Seller is solely responsible for paying, at Closing, brokerage fees earned by CBRE (the “Broker”) upon the consummation of the sale of the Property, and any other fees or costs owed to the Broker pursuant to any agreement between Seller and the Broker. The Seller and Purchaser each represent and warrant to the other that no broker, dealer, salesman or finder, other than the Broker, has been retained by it or otherwise involved by it in this transaction. The Seller and Purchaser hereby agree to indemnify and hold harmless the other against any loss, costs, claims or demands arising out of the breach of the foregoing representation by the indemnifying party.

1.07 CONDITIONS TO CLOSING

a. Purchaser’s Conditions Precedent to Closing. Purchaser’s obligation to close hereunder shall in all respects be conditioned upon the satisfaction of the conditions listed below at time of Closing, any of which may be waived by written notice from the Purchaser to the Seller:

1. Title to the Property is subject only to the Permitted Exceptions;

2. Purchaser shall have received Final Approvals for at least two hundred twenty-five (225) Units;

3. no governmental, judicial or administrative moratorium or service restriction exists to prevent or prohibit the Purchaser from obtaining building permits and constructing the Project in accordance with the Final Approvals;

4. other than activity undertaken or approved by Purchaser as provided in this Contract, no activity has adversely affected Site geology and hydrology since the last day of the Examination Period;

5. the Seller has satisfied each of the covenants and obligations of the Seller as set forth in this Contract in all material respects, no change not approved by the Purchaser has been made to the forms of the documents agreed upon by the parties in accordance with the terms of Section 1.04(d);

6. the Final Subdivision Plat has been recorded; and

7. all representations and warranties of the Seller as set forth in this Contract shall be in all material respects true and correct as of the date of Closing.

If any of the conditions set forth above are not satisfied or waived by Purchaser on or before the Closing Date, then subject to Purchaser giving written notice thereof to Seller and Seller having ten (10) days to cure (with a commensurate extension of the Closing Date), Purchaser, at its option, may terminate this Contract by giving written notice to the Seller, whereupon the Escrow Agent shall immediately deliver the Earnest Money to Purchaser. However, nothing set forth in this Section 1.07(a) shall be construed, nor is anything herein intended, to limit rights and remedies of the Purchaser under Section 2.05(a) or otherwise upon the occurrence of a Seller default (which shall be fully applicable in the event that a failure of a condition occurs in connection with a default by Seller hereunder).

(b) Seller’s Conditions Precedent to Closing. Seller’s obligation to close hereunder shall in all respects be conditioned upon the satisfaction of the conditions listed below at time of Closing, any of which may be waived by written notice from Seller to Purchaser:

1. all representations and warranties of Purchaser as set forth in this Contract shall be true and correct in all material respects as of the date of Closing; and

2. the Purchaser has satisfied and/or complied in all material respects all of Purchaser’s covenants and agreements set forth in this Contract.

If any of the conditions set forth above are not satisfied or waived by Seller on or before the Closing Date, then subject to Seller giving written notice thereof to Purchaser and Purchaser having ten (10) days to cure (with a commensurate extension of the Closing Date), Seller, at its option, may terminate this Contract by giving written notice to the Purchaser, whereupon the Escrow Agent shall immediately deliver the Earnest Money to Seller. However, nothing set forth in this Section 1.07(b) shall be construed, nor is anything herein intended, to limit rights and remedies of the Seller under Section 2.05(b) or otherwise upon the occurrence of a Purchaser default (which shall be fully applicable in the event that a failure of a condition occurs in connection with a default by Seller hereunder).

1.08 CLOSING. The sale and purchase of the Property shall be consummated (“Closing”) in accordance with the following:

a. Date and Time. The Closing shall be held on the date (as may be extended pursuant to the terms of this Contract, the “Closing Date”) which is thirty (30) days following the first date on which all of the conditions described in Section 1.07 (the “Closing Date Trigger Events”) above have been satisfied or waived. However, notwithstanding anything contained herein to the contrary, in no event shall the Closing Date be later than June 1, 2015 (as may be extended pursuant to the terms of this Contract, the “Outside Closing Date”). To the extent one or more of the Closing Date Trigger Events has not occurred by the Outside Closing Date and Purchaser has otherwise fully performed its covenants and obligations hereunder, Purchaser shall have the option to (x) waive completion of any such unsatisfied Closing Date Trigger Event and proceed to Closing as set forth hereunder; (y) terminate this Contract by providing written notice thereof to Seller and Escrow Agent, and receive prompt return of the Earnest Money, or (z) in the event that any applicable Closing Date Trigger Event has not been satisfied due a default by Seller, exercise its applicable remedies under Section 2.05(a) hereof.

b. Location. Closing shall be held in the offices of the Seller’s attorney in Baltimore, Maryland, or at such other place as the parties shall mutually agree or the parties may elect to close the transaction in escrow through the Escrow Agent by use of the mails, courier services, or other appropriate means, as applicable, effective as of the Closing Date.

c. Documents to be Delivered by the Seller. The Seller agrees to deliver the following to the Purchaser at Closing:

(i) a Special Warranty Deed to the Property in form and content reasonably satisfactory to Seller and Purchaser with appropriate title warranties and documentary stamps affixed thereto at the Seller’s expense, conveying to the Purchaser a good, indefeasible, fee simple title to the Property subject only to the Permitted Exceptions and describing the Property in accordance with the provisions of Section 1.04(c) hereof;

(ii) an affidavit of the Seller regarding mechanics’ and materialmen’s liens, possession of Property, the authority of and power of the Seller to complete the transactions provided for herein, and such other matters as the Title Company shall reasonably require in a form reasonably acceptable to Seller (including, without limitation, a so called “Gap Indemnity”);

(iii) a certification of non-foreign status pursuant to the provisions of Section 1445 of the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated therein;

(iv) a Certification for Form 1099-S, a Form W-9 and such other documents and instruments to effect the transaction described herein, as may be reasonably required by counsel to the Purchaser or the Title Company;

(v) a Bill of Sale in form and substance reasonably acceptable to Seller and Purchaser that (A) permanently assigns and conveys to Purchaser all assignable certificates, licenses, permits, authorizations and approvals issued for or with respect to the Property by governmental and quasi-governmental authorities having jurisdiction with respect thereto; and (B) conveys all portions of the Property comprised of personal property, if any, to Purchaser;

(vi) the Master Declaration, in form suitable for recordation (to the extent the Master Declaration as approved by the Purchaser is not already final and recorded in the public records of Howard County, Maryland);

(vii) the Right of First Offer Agreement, in form suitable for recordation;

(viii) the Construction Easement Agreement, in form suitable for recordation;

(ix) the Common Infrastructure Agreement, in form suitable for recordation;

(x) the Post-Closing Agreement;

(xi) the Seller’s Representations and Warranties Bringdown Certificate (as hereafter defined); and

(xii) such other documents and instruments as are contemplated herein or as may be reasonably required by counsel to the Purchaser or the Title Company.

d. Tax Prorations. Real estate and personal property ad valorem taxes, if any, for the calendar year in which Closing occurs shall be prorated as of the Closing Date based on the most recently available tax bills. In the event that the actual taxes for the year differ from the basis for the proration, the parties shall promptly make the appropriate adjustment. Any unpaid assessments, late listing penalties and ad valorem property taxes, including any “roll-back” or “deferred” taxes for years prior to the calendar year in which Closing occurs, which are payable in connection with the Property, shall be paid by Seller at or before Closing, if at or before Closing a sum certain may be provided by the applicable local governmental authority for full payment of such taxes; if no such sum certain can be determined at or before Closing, then Seller shall escrow funds with the Escrow Agent in an amount equivalent to the estimated amount of such assessments, penalties, and taxes as reasonably determined by Purchaser. In the event that the actual assessments, penalties and taxes are greater than the amount escrowed, Seller shall promptly pay such excess amount to the Escrow Agent. If the actual assessments, penalties and taxes are less than the amount escrowed, the Escrow Agent will promptly remit such excess to Seller. The provisions of this Section shall survive Closing for a period of one (1) year.

e. Closing Costs. Except as otherwise set forth herein, each party shall bear its own costs and expenses, including attorney fees.

(i) The Seller shall pay (A) the costs of preparation of the deed and fifty percent (50%) of all recordation and transfer taxes on the deed (including documentary stamp taxes); (B) the costs of preparation and recordation of any release and termination statements required to terminate the lien of any deed of trust or security instrument with respect to the Property; and (C) fifty percent (50%) of the costs of the Escrow Agent.

(ii) The Purchaser shall pay (A) fifty percent (50%) of all recordation and transfer taxes on the deed (including documentary stamp taxes); (B) the costs of the title examination and the title insurance premium, (C) the costs of the Survey (D) nominal recording charges payable in connection with the recording of the deed; and (E) fifty percent (50%) of the costs of the Escrow Agent.

1.09 INDEPENDENT CONSIDERATION. Seller and Purchaser hereby acknowledge and agree that Twenty-Five and no/100 Dollars ($25.00) of the Earnest Money (the “Independent Contract Consideration”) has been bargained for and agreed to be consideration for Seller’s execution and delivery of this Contract. The Independent Contract Consideration is in addition to and independent of any other consideration or payment provided for in this Contract, and is non-refundable in all events. In all cases under this Contract in which the Earnest Money is refunded to Purchaser, Seller shall receive the Independent Contract Consideration and Purchaser shall receive the amount of the Earnest Money remaining after the payment of the Independent Contract Consideration to Seller. To the extent Closing occurs, the Earnest Money inclusive of the amount of the Independent Contract Consideration shall be applied in accordance with the terms of Section 1.03.

ARTICLE II

ADDITIONAL RIGHTS AND OBLIGATIONS

2.01 ESCROW AGENT. “Escrow Agent” hereunder shall be Continental Title Group, McHenry Row, 1500 Whetstone Way, Suite T-100, Baltimore, Maryland 21230, Attn.: Cailin A. Quinn (the “Escrow Agent”). The Earnest Money shall be held subject to the terms and provisions of this Contract.

2.02 EMINENT DOMAIN. Prior to Closing, if all or any part of the Property is taken by eminent domain or if condemnation proceedings are commenced and such taking or commencement affects or is anticipated to affect the Purchaser’s development of the Property (as reasonably determined by the Purchaser), the Purchaser may elect by written notice to the Seller to either: (a) terminate this Contract and receive an immediate refund of the Earnest Money, or (b) continue this Contract in full force and effect, whereupon no change in the Purchase Price shall be effected but the Seller shall assign, transfer, and set over to the Purchaser at Closing all of the Seller’s rights, title and interest in awards that may be made for such taking.

2.03 COVENANT TO NOT COMMIT WASTE. Except with respect to the Seller’s Infrastructure Work, (a) Seller agrees not to commit or permit waste upon the Property, or to remove or permit the removal of anything from the Property, including trees, without written notification to the Purchaser; and (b) Seller covenants it shall not take or omit to take any action that will cause the Property to be in a condition at Closing that is materially adverse when compared to the condition of the Property as of the Effective Date.

2.04 REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller herewith represents and warrants the following to the Purchaser, each of which shall be deemed material:

a. Seller is a duly formed limited liability company, validly existing under the laws of the State of Maryland and in good standing under the laws of Maryland. Seller has full power and authority to execute, deliver and perform its obligations hereunder. This Contract has been duly authorized, executed and delivered by Seller.

b. The Seller owns and will own at Closing fee simple title to the Property.

c. The Seller has entered into no presently effective agreement, oral or written, not referred to herein with respect to the sale or lease of the Property. To the Seller’s knowledge,

neither Seller nor the Property are subject to any claim, demand, suit, unfiled lien, proceeding or litigation of any kind, pending or outstanding, or threatened or likely to be made or instituted which would in any way be binding upon the Purchaser or its successors or assigns, or would have a material adverse effect on the Property or the use and enjoyment thereof by any owner of the Property, or which would limit or restrict the Seller’s right or ability to enter into this Contract and perform its obligations hereunder.

d. The Seller has not and shall not while this Contract is in full force and effect , except as expressly contemplated by the terms of this Contract, (i) make, accept, negotiate or otherwise pursue other offers for the sale of the Property or (ii) enter into any other option or sales contract for the Property or any portion thereof. Additionally, while this Contract is in effect, the Seller shall not execute any deeds, restrictive covenants, right of way agreements, or apply for or consent to any zoning change affecting the Property (except as expressly contemplated by this Contract, in accordance with its terms) or take any other action that is not necessary for the purposes contemplated herein or that would adversely affect the Property or the Purchaser’s rights under this Contract. Also, the Seller shall not grant any easement, license or right to use the Property or portion thereof other than as expressly contemplated by this Contract (and in accordance with its terms) without the Purchaser’s written approval which shall not be unreasonably withheld.

e. To the best of Seller’s knowledge, there is no unrecorded agreement relating to entrances, exits, access and service roads affecting the Property or otherwise with respect to the Property.

f. To the best of Seller’s knowledge, there are no taxes, charges, or assessments of any nature or description arising out of the conduct of the Seller’s business or the operation of the Property, which would constitute a lien against the Property, that will be unpaid or not bonded at the date of the Closing, except for the lien of the current year’s ad valorem property taxes.

g. The Seller has no knowledge of any pending application for changes in the zoning affecting the Property. In the event the Seller obtains knowledge of any application for changes in the present zoning of the Property other than as expressly contemplated by this Contract, the Seller shall immediately notify the Purchaser.

h. To Seller’s knowledge, (i) no pollutants or other toxic or hazardous substances, materials or wastes (“Substances”), including, without limitation, any solid, liquid, gaseous or thermal irritant or contaminant, such as smoke, vapor, soot, fumes, acids, alkalis, chemicals or wastes (including materials to be recycled, reconditioned or reclaimed), petroleum and petroleum products, asbestos and asbestos-containing materials, radon gas, methane gas, polychlorinated biphenyls (“PCBs”) including PCBs in the form of electrical transformers, fluorescent light fixtures with ballasts, cooling oils or any other device or form and any other substance, material, waste or condition, which Substances may be regulated or prohibited by, or may be the subject of a cause of action, claim or proceeding under, any Federal, state or local environmental statute (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Clean Air Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act, and the Federal Underground Storage Tank Regulations), law, ordinance, regulation, rule or requirement (“Statutes”) have been or shall, prior to the Closing, be used, installed, located, spilled, discharged, dispersed, released, stored, treated, generated, transported to or from, disposed of or allowed to escape on the

Property, except in accordance with applicable laws, (ii) no underground storage tanks (“USTs”) are located on the Property or were previously located on the Property and subsequently removed or filled, except as set forth in any of the Seller’s materials made available to Purchaser as set forth in Section 1.04(b) hereof, (iii) no investigation, administrative order, consent order and agreement, civil or criminal litigation or settlement with respect to Substances, Fuel Burning Devices or USTs is proposed, threatened, anticipated or in existence with respect to the Property, (iv) Seller has received no notice of violation with respect to the Property and Seller’s operations thereon being in violation of any applicable Statutes, and Seller is not aware of any substance on or situation related to the Property that is in violation of the Statutes and (v) there are no landfills or dumping grounds containing decomposable materials located on the Property. The Seller will not, after the Effective Date and up through Closing, place or allow to be placed or installed on or under the Property any such toxic or hazardous wastes or materials, decomposable materials or underground facilities. The Seller has no knowledge of the aforesaid conditions existing on the Seller’s Remainder Property, or of any archaeological sites, burial grounds or cemeteries existing on the Property or on Seller’s Remainder Property.

The representations and warranties made in Section 2.04 above shall be deemed to have been remade in all material respects by Seller as of the Closing Date, as if made on and as of such date, except for such matters, if any, arising subsequent to the date of this Contract, that are set forth in a certificate executed by Seller and delivered to Purchaser on or before the Closing Date (“Seller’s Representations and Warranties Bringdown Certificate”), which certificate upon delivery shall be deemed to constitute a part of this Contract. If any representation or warranty made in Section 2.04 above was untrue in any material respect when made or has become untrue in a material respect as a result of Seller’s willful misconduct or intentional breach of this Contract (or the willful misconduct or intentional breach of this Contract by Seller’s agents, employees or counsel), it shall be deemed a default of Seller and Purchaser shall be entitled to pursue its remedies for Seller’s default as set forth in Section 2.05 below. If a matter represented by Seller hereunder was true as of the Effective Date, but subsequently is rendered materially inaccurate due to causes other than Seller’s willful misconduct or intentional breach of this Contract, and Seller is unaware of such material inaccuracy or is aware of such material inaccuracy but immediately notifies Purchaser of same in writing, then such material inaccuracy shall not constitute a default by Seller under this Contract, but shall constitute a failure of a condition to Closing hereunder if not cured by Seller as provided in this Contract.

Following Closing, Seller shall be liable for the actual and direct, but not consequential or punitive, damages resulting from the material breach of any of the foregoing representations (as may be modified as provided in this Contract), provided however, that (i) Seller shall have no liability until the aggregate total liability for indemnified losses equals or exceeds $50,000 and Seller’s liability shall not, in the aggregate, exceed $500,000 (provided that in no case shall this limitation of liability affect or limit Purchaser’s rights with respect to any Seller obligations that are to be performed following Closing, including pursuant to the Ancillary Documentation referenced in Section 1.04(d)); and (ii) the foregoing representations shall survive Closing for a period of twelve (12) months (the “Survival Period”) and no action or proceeding thereon shall be valid or enforceable, at law or in equity, if a legal proceeding is not commenced (and no action on such representation may be commenced) prior to the expiration of the Survival Period. Notwithstanding the foregoing, Seller shall have no liability for any such breach regarding which Purchaser had actual knowledge prior to Closing. Any reference to “Seller’s knowledge” or “to the best of Seller’s knowledge” shall mean the actual knowledge of David P. Scheffenacker, Jr., without duty of inspection.

2.05 DEFAULT AND REMEDIES

a. The Seller’s Default. In the event Seller defaults or fails to perform any of its covenants and obligations hereunder, Purchaser shall be entitled, as its sole remedies, to: (i) an action in equity for specific performance; or (ii) the right to terminate this Contract by giving written notice to Seller, whereupon the Earnest Money shall be delivered promptly to Purchaser and Seller shall reimburse Purchaser in an amount not to exceed $50,000 for all actual third-party out-of-pocket expenses incurred by Purchaser in connection with its rights and obligations under this Contract (“Purchaser Costs”), including, without limitation, costs incurred in pursuit of Final Approvals, in connection with Purchaser’s inspections of the Property, and in connection with the creation of plans and specifications for the Project; or (iii) the Purchaser may exercise any rights available at law or in equity, but only with respect to a Seller’s default (A) for which the remedy of specific performance is unavailable because the Seller has conveyed the Property to a third party in breach of this Contract, (B) resulting from Purchaser’s determination, during the Survival Period, that any representation or warranty of the Seller set forth in this Contract was not true in any material respect as of the date made (or recertified) (subject to the limitations set forth in Section 2.04 above) or (C) pursuant to Seller’s breach of any other obligation that survives Closing.

b. The Purchaser’s Default. In the event the Purchaser defaults or fails to perform any of its covenants under this Contract at or before Closing, then Seller’s sole and exclusive remedy shall be to receive the Earnest Money as full liquidated damages. The parties acknowledge that the Seller’s actual damages in the event of a default by the Purchaser under this Contract will be difficult to ascertain, that such liquidated damages represent the parties’ best estimate of such damages and that the parties believe such liquidated damages are a reasonable estimate of such damages. The Seller hereby waives and releases any right to sue the Purchaser, and hereby covenants not to sue the Purchaser, for specific performance of this Contract or to prove that the Seller’s actual damages exceed the Earnest Money which is herein provided to the Seller as full liquidated damages. Seller may exercise any rights available at law or in equity with respect to any Purchaser default arising pursuant to Purchaser’s breach of any obligation or covenant that survives Closing.

2.06 TAX-FREE EXCHANGE OPTION. In the event the Purchaser or Seller desires to effect tax-deferred exchanges in connection with the conveyance of the Property, the Purchaser and Seller agree to cooperate in effecting any exchange: provided, however, that the non-exchanging party shall not assume any additional liability with respect to such tax-deferred exchange. The Seller and Purchaser shall execute such additional documents, at no cost to the non-exchanging party, as shall be required to give effect to this provision. Notwithstanding the foregoing, in no event will the Closing Date be extended as a result of an exchanging party desire to effect a tax-deferred exchange and if it is unable to effect such an exchange, it will be required to close in accordance with the other provisions of this Contract as though this Section 2.06 was not a part of this Contract.

ARTICLE III

MISCELLANEOUS PROVISIONS

3.01 COMPLETE AGREEMENT. This Contract represents the complete understanding and agreement between the parties hereto and supersedes all prior negotiations, representations or agreements, written or oral, as to the matters contained herein, and all such prior negotiations, representations or agreements are merged herein. This Contract may be amended only by written instrument signed by the Purchaser and Seller. No requirement, provision, obligation or remedy of this Contract shall be deemed waived unless done so expressly, in writing. A waiver, however, once given, is not continuous, and the granting of a waiver shall not limit the right to enforce such provision thereafter.

3.02 Intentionally Deleted.

3.03 NOTICES. Notices, elections and communications required hereunder (“Notice”) shall be in writing and shall be sent by 6 p.m. local Maryland time on the last day of the applicable Notice period and considered given when (i) delivered personally (by same day delivery courier or otherwise), (ii) tendered to a nationally recognized overnight courier service, (iii) deposited as U.S. Postal Service registered or certified mail return receipt requested and postage prepaid, (iv) or sent via electronic mail (with a.pdf of such communication attached as an attachment to such email) or facsimile (provided receipt is confirmed), each using the addresses set forth below; provided however, that a party’s time period for responding to any such notice deemed to have been duly given shall not commence until such notice has been actually received (or confirmed to have been received) at the other party’s address or refused by the addressee.

Seller:	c/o Preston Scheffenacker Properties, Inc.
2330 West Joppa Road, Suite 160
Lutherville, MD 21093
Attn: David P. Scheffenacker, Jr.
	Facsimile:	(410) 296-1590
	Phone:	(410) 296-3800
	Email:	dps@prestonsp.com

with a copy to:	CJUF III Oxford Square LLC
c/o Canyon-Johnson Urban Fund III, L.P.
2000 Avenue of the Stars, 11th Floor
Los Angeles, California 90067
	Attention:	Dan Millman
Bari Cooper Sherman
	Facsimile:	(310) 272-1501
	Telephone:	(310) 272-1500
	Email:	dmillman@canyonpartners.com
bsherman@canyonpartners.com

with a copy to:	Venable LLP
750 East Pratt Street, Suite 900
Baltimore, MD 21202
Attn: Thomas E.D. Millspaugh, Esquire and
Kelly Shubic Weiner, Esquire
	Facsimile:	(410) 244-7742
	Phone:	(410) 244-2662; (410) 244-7495
	Email:	temillspaugh@venable.com
ksweiner@venable.com

PURCHASER:	Woodfield Acquisitions, LLC
6900 Wisconsin Avenue, Suite 303
Chevy Chase, Maryland 20815
	Attention:	Todd Jacobus
	Telephone:	(301) 654-5580
	Facsimile:	(301) 654-5585
	Email:	tjacobus@wfinvest.net

with copies to:	K&L Gates LLP
Hearst Tower, 47th Floor
214 North Tryon Street
Charlotte, North Carolina 28202
Attention: David H. Jones, Esq.
	Facsimile:	(704) 353-3181
	Email:	david.jones@klgates.com

ESCROW AGENT:	Continental Title Group
McHenry Row
1500 Whetstone Way
Suite T-100
Baltimore, Maryland 21230
	Attn.:	Cailin A. Quinn
	Facsimile:	(410) 401-3546
	Email:	cquinn@continentaltg.com

Any party may, from time to time, by notice as herein provided, designate a different address or contact person to which notices shall be sent.

3.04 APPLICABLE LAW. This Contract shall be governed by and construed in accordance with the laws of the State of Maryland.

3.05 BINDING EFFECT. This Contract shall be binding upon and shall inure to the benefit of all parties hereto and their respective permitted successors and assigns.

3.06 CAPTIONS AND HEADINGS. Captions and headings throughout this Contract are for convenience and reference only and the words contained therein shall in no way be held to define or add to the interpretation, construction, or meaning of any provision.

3.07 ORIGINAL COUNTERPARTS. This Contract may be executed in one or more counterparts, each of which will be considered to be an original. All those counterparts together will constitute the same instrument, which may be sufficiently evidenced by one counterpart. The signing of this Contract at different times and places by the parties will not affect the validity of this Contract. Scanned, faxed, or other electronic copies of the executed Contract shall be effective as originals.

3.08 ATTORNEYS’ FEES. In the event suit is brought to enforce or interpret all or part of this Contract, or if suit is brought for any other relief permitted hereunder, the party awarded costs in such suit, if any, shall be entitled to recover reasonable attorneys’ fees incurred in connection with such suit, not as damages, but as costs. Attorneys’ fees shall be determined at normal hourly rates for the individuals involved regardless of whether said rates bear a reasonable relationship to the relief obtained. A party not entitled to recover costs in any such suit shall not be entitled to recover attorneys’ fees.

3.09 SEVERABILITY. Should any portion of this Contract or the application thereof to any person or circumstance be invalid or unenforceable to any extent by law, the remainder of this Contract and the application of such provisions to other persons or circumstances shall not be affected thereby, and shall be enforced to the greatest extent permitted by law.

3.10 PERFORMANCE DEADLINES. Notwithstanding anything herein to the contrary, in the event the final date for performance by either party to this Contract of any condition or obligation hereunder falls upon a non-business day (i.e., Saturday, Sunday, national holiday or local holiday recognized by banks in the locality of the Property), the final date for performance of such condition or obligation shall be extended automatically and without notice until the next succeeding business day, time being of the essence with respect to the matters set forth in this Contract. The term “Effective Date”, as used herein, shall mean the last date on which this Contract has been fully executed on behalf of Seller and Purchaser as indicated by the dates adjacent to the signatures of the parties set forth below.

3.11 ASSIGNMENT. No party to this Contract shall assign this Contract without prior written consent of the other party, such consent not to be unreasonably withheld, except as set forth herein. This Contract may be assigned by the Purchaser (with prior notice to the Seller) to any entity in which Woodfield Acquisitions, LLC, Woodfield Investment Company, LLC, or any principal of such entity, has a day-to-day management interest or a controlling direct or indirect ownership interest, and the Contract may be assigned by the Purchaser or the Seller without the consent of the other to facilitate one or more 1031 Exchanges.

3.12 PERPETUTIES. If the rule against perpetuities would invalidate this Contract or any portion hereof, due to the potential failure of an interest in property created herein to vest within a particular time, then notwithstanding anything to the contrary herein, each such interest in property must vest, if at all, before the passing of 10 years from the date of this Contract, or this Contract shall become null and void upon the expiration of such 21 year period and the parties shall have no further liability hereunder.

3.13 LIMITATION OF CLAIMS. No statutory or other legal rights under federal, state or local laws and/or regulations shall apply between the parties with respect to the Property and the transactions contemplated by this Contract, and the parties are liable only pursuant to the covenants, representations and/or warranties expressly stated in this Contract and no other agreements, laws or regulations. Without limitation on the foregoing, except as expressly set forth in this Contract, upon closing hereunder, Purchaser shall be deemed to have automatically released and discharged forever the Seller and all employees, officers, directors, trustees, partners and affiliates of Seller, as well as any investment manager and other agents of Seller, from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including but not limited to court costs and attorneys’ fees and disbursements), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with (i) the physical condition of the Property including, without limitation, all structural and seismic elements, and the presence of hazardous or dangerous materials or substances on, under or about the Property, or (ii) any law or regulation applicable to the Property, including but not limited to any environmental statutes, rules and regulations, any zoning laws, building codes or other regulations, and any other federal, state or local law.

3.14 No Personal Liability. No employee, officer, director, trustee, partner or affiliate of Seller, or any investment manager or other agent of Seller, shall be personally liable or responsible for any duties, obligations or liabilities of the Seller hereunder or in any other connection with the Property or this transaction.

3.15 Recording. This Contract may not be recorded among the land records or among any other public records without the Seller’s prior written consent (which consent may be withheld for any reason).

3.16 1099-S; Real Estate Reporting Person. In order to comply with information reporting requirements provided by Section 6045(e) of the Internal Revenue Code of 1986, as amended, and the

Treasury Regulations thereunder, the parties hereby designate Escrow Agent as the party who shall be responsible for reporting to the Internal Revenue Service (the “IRS”) the sale of the Property on IRS form 1099-S. The parties shall provide Escrow Agent with the information necessary to complete Form 1099-S. Escrow Agent shall provide all the parties with a copy of the IRS Form 1099-S filed with the IRS and with any documentation used to complete IRS Form 1099-S. The parties agree to retain this Contract for 4 years following December 31 of the calendar year in which the closing hereunder occurs.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Contract to be executed, ratified and delivered as of the date set forth on the first page hereof.

SELLER:

KELLOG-CCP, LLC, a Maryland limited liability company

By:	/S/ David P. Scheffenacker
Name:	David P. Scheffenacker
Title:	Authorized Member
Date:	5/10/13

PURCHASER:

WOODFIELD ACQUISITIONS, LLC, a North Carolina limited liability company

By:	/S/ Todd H. Jacobus
Name:	Todd H. Jacobus
Title:	Authorized Representative
Date:

[Contract Signature Page]

JOINDER OF ESCROW AGENT

Escrow Agent joins in the execution of this Agreement to acknowledge and evidence its agreement to serve as Escrow Agent hereunder and to comply with the provisions of this Agreement as they apply to Escrow Agent.

ESCROW AGENT:

CONTINENTAL TITLE GROUP

By:	/s/ Cailin Quinn (SEAL)

Name:	Cailin Quinn
Title:	Underwriter

EXHIBIT A

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT B

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT C

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT D

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT E

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT F

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT G

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT H

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT I

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT J

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT K

[Omitted as not necessary to an understanding of the Agreement]

1.	Schedule 1.05(a)

Depiction of Project

[Omitted as not necessary to an understanding of the Agreement]

FIRST AMENDMENT TO CONTRACT FOR THE PURCHASE OF REAL PROPERTY

Howard County, Maryland

THIS FIRST AMENDMENT TO CONTRACT FOR THE PURCHASE OF REAL PROPERTY (this “Amendment”) is effective as of June 13, 2013 (the “First Amendment Effective Date”), by and between KELLOGG-CCP, LLC, a Maryland limited liability company (“Seller”), and WOODFIELD ACQUISITIONS, LLC, a North Carolina limited liability company, its permitted successors and assigns (“Purchaser”).

STATEMENT OF PURPOSE

Seller and Purchaser are parties to that certain Contract for the Purchase of Real Property with an effective date of May 10, 2013 (the “Contract”). Pursuant to the Contract, Seller has agreed to sell, and Purchaser has agreed to purchase, certain parcels of land located along Coca Cola Drive in Howard County, Maryland.

Seller and Purchaser now desire to amend the Contract as more particularly set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties hereby agree that the Contract shall be modified as follows:

1. Capitalized Terms. Capitalized terms used in this Amendment and not defined herein shall have the meanings ascribed to them in the Contract.

2. Examination Period. The first sentence of Section 1.04 is hereby deleted and replaced with the following: “The Purchaser shall have until July 24, 2013 to determine whether the Property is suitable and acceptable for the Purchaser’s intended development thereof in the Purchaser’s sole judgment and discretion (the time period beginning on the Effective Date and ending on July 24, 2013 being hereafter referred to as the “Examination Period”).”

3. Seller Name Clarification Purposes. For purposes of clarification in the contract, the proper spelling of Seller’s legal name is as follows: “Kellogg-CCP, LLC”. Any reference in the Contract to “Kellog-CCP, LLC” shall be deemed to mean “Kellogg-CCP, LLC”.

4. Reaffirmation. Except as expressly modified by this Amendment, the Contract remains in full force and effect and the undersigned parties do hereby ratify and confirm the Contract, as modified by this Amendment. To the extent any provision in this Amendment conflicts with any other term or provision of the Contract, this Amendment shall control.

5. Counterparts. This Amendment may be signed in one or more counterparts, all such separately signed counterparts shall be deemed to be a single instrument hereof, and facsimile or imaged reproductions of signatures hereto shall be deemed as effective as originals.

6. Captions and Headings. Captions and headings throughout this Amendment are for convenience and reference only and the words contained therein shall in no way be held to define or add to the interpretation, construction, or meaning of any provision of this Amendment.

[Signature Page Follows]

1

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed, ratified and delivered as of the First Amendment Effective Date.

SELLER:

KELLOGG-CCP, LLC, a Maryland limited liability company

By:	/S/ David P. Scheffenacker
Name:	David P. Scheffenacker
Title:	Managing Member

PURCHASER:

WOODFIELD ACQUISITIONS, LLC, a North Carolina limited liability company

By:	/S/ Todd H. Jacobus
Name:	Todd H. Jacobus
Title:	Managing Member

SECOND AMENDMENT TO CONTRACT FOR THE PURCHASE OF REAL PROPERTY

Howard County, Maryland

THIS SECOND AMENDMENT TO CONTRACT FOR THE PURCHASE OF REAL PROPERTY (this “Amendment”) is effective as of July 23, 2013 (the “Second Amendment Effective Date”), by and between KELLOGG-CCP, LLC, a Maryland limited liability company (“Seller”), and WOODFIELD ACQUISITIONS, LLC, a North Carolina limited liability company, its permitted successors and assigns (“Purchaser”).

STATEMENT OF PURPOSE

Seller and Purchaser are parties to that certain Contract for the Purchase of Real Property with an effective date of May 10, 2013, as amended pursuant to that certain First Amendment to Contract for the Purchase of Real Property dated June 13, 2013 (collectively, the “Contract”). Pursuant to the Contract, Seller has agreed to sell, and Purchaser has agreed to purchase, certain parcels of land located along Coca Cola Drive in Howard County, Maryland.

Seller and Purchaser now desire to amend the Contract as more particularly set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties hereby agree that the Contract shall be modified as follows:

1.	Capitalized Terms. Capitalized terms used in this Amendment and not defined herein shall have the meanings ascribed to them in the Contract.

2. Examination Period. The first sentence of Section 1.04 is hereby deleted and replaced with the following: “The Purchaser shall have until August 8, 2013 to determine whether the Property is suitable and acceptable for the Purchaser’s intended development thereof in the Purchaser’s sole judgment and discretion (the time period beginning on the Effective Date and ending on August 8, 2013 being hereafter referred to as the “Examination Period”).”

3. Reaffirmation. Except as expressly modified by this Amendment, the Contract remains in full force and effect and the undersigned parties do hereby ratify and confirm the Contract, as modified by this Amendment. To the extent any provision in this Amendment conflicts with any other term or provision of the Contract, this Amendment shall control.

4. Counterparts. This Amendment may be signed in one or more counterparts, all such separately signed counterparts shall be deemed to be a single instrument hereof, and facsimile or imaged reproductions of signatures hereto shall be deemed as effective as originals.

5. Captions and Headings. Captions and headings throughout this Amendment are for convenience and reference only and the words contained therein shall in no way be held to define or add to the interpretation, construction, or meaning of any provision of this Amendment.

[Signature Page Follows]

1

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed, ratified and delivered as of the Second Amendment Effective Date.

SELLER:

KELLOGG-CCP, LLC, a Maryland limited liability company

By:	/S/ David P. Scheffenacker
Name:	David P. Scheffenacker
Title:	Managing Member

PURCHASER:

WOODFIELD ACQUISITIONS, LLC, a North Carolina limited liability company

By:	/S/ Todd H. Jacobus
Name:	Todd H. Jacobus
Title:	Managing Member

THIRD AMENDMENT TO CONTRACT FOR THE PURCHASE OF REAL PROPERTY

Howard County, Maryland

THIS THIRD AMENDMENT TO CONTRACT FOR THE PURCHASE OF REAL PROPERTY (this “Amendment”) is effective as of August 8, 2013 (the “Third Amendment Effective Date”), by and between KELLOGG-CCP, LLC, a Maryland limited liability company (“Seller”), and WOODFIELD ACQUISITIONS, LLC, a North Carolina limited liability company, its permitted successors and assigns (“Purchaser”).

STATEMENT OF PURPOSE

Seller and Purchaser are parties to that certain Contract for the Purchase of Real Property with an effective date of May 10, 2013, as amended pursuant to that certain First Amendment to Contract for the Purchase of Real Property dated June 13, 2013, and as further amended pursuant to that certain Second Amendment to Contract for the Purchase of Real Property dated July 23, 2013 (collectively, the “Contract”). Pursuant to the Contract, Seller has agreed to sell, and Purchaser has agreed to purchase, certain parcels of land located along Coca Cola Drive in Howard County, Maryland.

Seller and Purchaser now desire to amend the Contract as more particularly set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties hereby agree that the Contract shall be modified as follows:

1. Capitalized Terms. Capitalized terms used in this Amendment and not defined herein shall have the meanings ascribed to them in the Contract.

2. Purchase Price Adjustment. Purchaser and Seller hereby agree that the Purchase Price shall be adjusted as hereinafter set forth. To the extent any governmental authority requires, as a condition to the Final Approvals, that the Project be constructed in accordance with any “green” building standard (including, without limitation, National Green Building Standard (“NGBS”) Silver, Leadership in Energy and Environmental Design (“LEED”) Silver, or Howard County, Maryland’s Green Neighborhood Program) (any such applicable standard, hereafter the “Green Standard”), the Purchase Price shall be decreased by an amount equal to the product of $3,500 multiplied by the number of residential units to be constructed based on the Final Approvals (such amount, the “Green Cost Price Adjustment”).

If, due to Purchaser’s obligation to comply with any Green Standard, it receives any tax credit with respect to the Project (or the residential units therein), the Green Cost Price Adjustment shall be decreased by the aggregate amount of the tax credit. In no case shall the Purchase Price be increased based on Purchaser’s receipt of any such tax credit.

Following the determination of the Green Cost Price Adjustment, the parties shall execute a Contract amendment setting forth the actual Purchase Price as calculated in accordance herewith.

3. Revised Exhibit A. In accordance with the terms of Section 1.04(c)(5) of the Contract, Purchaser and Seller hereby agree that the Exhibit A attached to the Contract shall be deleted and replaced by the Exhibit A attached to this Amendment upon the approval and recordation of the plat shown in Exhibit A, Schedule 2 attached hereto (with no further revisions to such Exhibit A to be made without consent of the Purchaser in accordance with the terms of Section 1.04(c)(5) of the Contract).

Purchaser’s agreement to amend the description of the Site in accordance therewith shall in no event be construed as an agreement by Purchaser to any further revision of the boundary lines or location of the Site absent compliance with the terms of Section 1.04(c)(5) of the Contract. Purchaser further acknowledges that the portion of the Site previously identified as “Parcel K” is to be renamed as “Parcel Q,” and upon the effectiveness of such amended description of the Site as set forth in Exhibit A attached hereto, all references in the Contract and any previously agreed ancillary closing documentation to “Parcel K” shall mean “Parcel Q” as shown thereon.

4. Revised Exhibit K. Exhibit K attached to the Contract is hereby deleted and replaced by the Exhibit K attached to this Amendment.

5 Examination Period; Master Declaration. Purchaser hereby confirms that it has not terminated and will not terminate this Contract as of the last day of the Examination Period pursuant to its right to do so under Section 1.04(e) of the Contract; provided, however, Seller and Purchaser hereby agree that, if the parties have not reached mutual agreement, evidenced in writing on or before August 22, 2013, as to the form and substance of an amendment and restatement of the Master Declaration (which the parties further agree shall be recorded at or prior to Closing in the Howard County public registry) and of the Common Infrastructure Agreement contemplated by Section 1.04(d)(3) of the Contract, Purchaser may, by written notice delivered to the Seller prior to 6:00 p.m. on August 23, 2013, terminate the Contract and receive immediate return of the Earnest Money, and the Contract shall be considered terminated except with respect to any terms or provisions that expressly survive such termination.

6. Easements with respect to Parcel P. Seller and Purchaser hereby confirm and agree that at Closing, Seller shall ensure Purchaser receives permanent, non-exclusive easements over and across such portions of Parcel P (as such parcel is shown in Exhibit A attached to this Amendment) as reasonably necessary for Purchaser’s installation, use and maintenance of certain public sewer, storm drain, stormwater management, and utility lines and facilities, in such areas as may be mutually agreed by the parties prior to Closing; provided that in no case shall Seller decline to provide Purchaser such an easement if any applicable governmental authority requires any such line or facility to be constructed on Parcel P in order for Purchaser to receive permits or approvals required in connection with its development of the Property. In all cases hereunder, such easements shall not interfere with or otherwise have a material adverse impact upon the planned entrance way and attendant entrance way “feature” to be shown in the future Site Development Plan for Parcel P (as such Parcel P is shown on Exhibit A, Schedule 2 attached to this Amendment).

7. Reaffirmation. Except as expressly modified by this Amendment, the Contract remains in full force and effect and the undersigned parties do hereby ratify and confirm the Contract, as modified by this Amendment. To the extent any provision in this Amendment conflicts with any other term or provision of the Contract, this Amendment shall control.

8. Counterparts. This Amendment may be signed in one or more counterparts, all such separately signed counterparts shall be deemed to be a single instrument hereof, and facsimile or imaged reproductions of signatures hereto shall be deemed as effective as originals.

9. Captions and Headings. Captions and headings throughout this Amendment are for convenience and reference only and the words contained therein shall in no way be held to define or add to the interpretation, construction, or meaning of any provision of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed, ratified and delivered as of the Third Amendment Effective Date.

SELLER:

KELLOGG-CCP, LLC, a Maryland limited liability company

By:	/S/ David P. Scheffenacker
Name:	David P. Scheffenacker
Title:	Authorized Member

PURCHASER:

WOODFIELD ACQUISITIONS, LLC, a North Carolina limited liability company

By:	/S/ Todd H. Jacobus
Name:	Todd H. Jacobus
Title:	Authorized Representative

Exhibit A

[Omitted as not necessary to an understanding of the Agreement]

Exhibit K

[Omitted as not necessary to an understanding of the Agreement]

FOURTH AMENDMENT TO CONTRACT FOR THE PURCHASE OF REAL PROPERTY

Howard County, Maryland

THIS FOURTH AMENDMENT TO CONTRACT FOR THE PURCHASE OF REAL PROPERTY (this “Amendment”) is effective as of February 26, 2014 (the “Fourth Amendment Effective Date”), by and between KELLOGG-CCP, LLC, a Maryland limited liability company (“Seller”), and WOODFIELD ACQUISITIONS, LLC, a North Carolina limited liability company, its permitted successors and assigns (“Purchaser”).

STATEMENT OF PURPOSE

Seller and Purchaser are parties to that certain Contract for the Purchase of Real Property with an effective date of May 10, 2013, as amended pursuant to that certain First Amendment to Contract for the Purchase of Real Property dated June 13, 2013, as further amended pursuant to that certain Second Amendment to Contract for the Purchase of Real Property dated July 23, 2013, and as further amended pursuant to that certain Third Amendment to Contract for the Purchase of Real Property (the “Third Amendment”) dated August 8, 2013 (collectively, the “Contract”). Pursuant to the Contract, Seller has agreed to sell, and Purchaser has agreed to purchase, certain parcels of land located along Coca Cola Drive in Howard County, Maryland.

Seller and Purchaser now desire to amend the Contract as more particularly set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties hereby agree that the Contract shall be modified as follows:

1. Capitalized Terms. Capitalized terms used in this Amendment and not defined herein shall have the meanings ascribed to them in the Contract.

2. Definition of “Site.” The first paragraph under the Section in the Contract entitled “Statement of Purpose” is hereby amended and restated in its entirety as follows: “The Seller holds fee simple title to certain real property consisting of “Parcel K” of the master planned Oxford Square mixed-use development, Phase 1, located along Coca Cola Drive in Howard County, Maryland, which is further shown on Exhibit A attached hereto and incorporated herein by reference (together with any improvements thereon, the “Site”).

3. Revised Exhibit A. Section 3 of the Third Amendment is hereby deleted in its entirety. Purchaser and Seller hereby agree that the reference to “Parcel C” in Exhibit A attached to the Contract shall be deleted, and such “Parcel C” shall not hereafter be included as part of the “Site” or the “Property.” Purchaser hereby releases any and all interest in and right to purchase Parcel C (other than any rights Purchaser may have with respect to the Seller’s Remainder Property, as expressly contemplated by the Contract; provided that, to the extent “Parcel C” remains under contract to, and is subsequently sold to, U.S. Home Corporation, a Delaware corporation (d/b/a Lennar), the Purchaser waives any and all right it may have with respect to “Parcel C” pursuant to the terms of that certain Right of First Offer Agreement to be executed by the parties at Closing). Notwithstanding any term or provision of the Contract to the contrary, the parties hereby agree that the Exhibit A attached to the Contract shall be deleted and replaced by the Exhibit A attached to this Amendment upon the approval and recordation of the plat shown in Schedule 1 attached hereto (“Lot Line Adjustment Plat”) (and no further revisions to the Lot Line Adjustment Plat are to be made without the consent of the Purchaser which consent shall not be unreasonably withheld, conditioned or delayed provided such revisions are not material and do not have a material adverse affect on the size or configuration of the Site). Purchaser’s agreement to amend the description of the Site in accordance with the terms hereof shall in no event be construed as an agreement by Purchaser to any further revision of the boundary lines or location of the Site absent compliance with the terms hereof. Purchaser further acknowledges that the portion of the Site currently identified as “Parcel K” is to be renamed as “Parcel Q,” in connection with the recordation of the Lot Line Adjustment Plat, and upon the recordation thereof, all references in the Contract and any previously agreed ancillary closing documentation to “Parcel K” shall mean “Parcel Q” as shown thereon. If the Lot Line Adjustment Plat is not recorded prior to Closing, Purchaser agrees to join, consent to and sign any administrative documentation required to record the Lot Line Adjustment Plat (as may be modified only in strict accordance with the terms hereof) after Closing, and such documentation reasonably necessary to affect conveyance to the Seller, by special warranty deed for no consideration, of such portions of the Purchaser’s property as may be required to ensure the Purchaser holds fee title to no more and no less than the entirety of Parcel Q as reflected in the Lot Line Adjustment Plat (all of which such post-Closing obligations of the Purchaser shall be completed at the sole cost and expense of the Seller (including, without limitation, prompt reimbursement to the Purchaser of all reasonable legal fees and recording costs actually incurred in connection with Purchaser’s post-Closing obligations hereunder)). If the Lot Line Adjustment Plat has not been recorded on or before the date on which the Purchaser is issued a grading permit for the Site, then Purchaser’s obligations as hereinabove set forth shall terminate, and Purchaser shall thereafter reasonably cooperate to provide Seller an easement over such area of the Site that would otherwise have been conveyed to Seller as set forth in this Section 3 upon recording of the Lot Line Adjustment Plat. At Closing, Seller and Purchaser shall execute a form of Adjustment and Reconveyance Agreement that memorializes the parties’ obligations with respect to the Lot Line Adjustment Plat as set forth herein.

4. Definition of “Seller’s Remainder Property.” The Seller’s Remainder Property shall, from and after the date hereof, include “Parcel C” as shown on the map attached as part of Exhibit I to the Contract.

5. Purchase Price. Section 1.02 is hereby amended and restated in its entirety, as follows:

“The purchase price (the “Purchase Price”) for the Property shall be Nine Million Nine Hundred Twenty Thousand and No/100 Dollars ($9,920,000).”

6. Conditions to Closing. Purchaser acknowledges and agrees that the Oxford Square “Green Neighborhood” F-12-026 Plan recorded in the Land Records of Howard County, Maryland at Plat No 22390 on May 17, 2013 satisfies the condition set forth in Section 1.07(a)(6) of the Contract.

7. Green Cost Adjustment. Purchaser and Seller hereby agree that Section 2 of the Third Amendment is hereby deleted in its entirety, and the final Purchase Price shall be the amount set forth in Section 5 of this Amendment.

8. Purchaser Infrastructure Reimbursement Obligations. Notwithstanding any term or provision of the Contract or any form of the Common Infrastructure Agreement previously agreed upon by the parties hereto, Purchaser shall not be obligated to reimburse Seller for any portion of the costs of development of the secondary access road adjacent to Parcel C as shown on that certain Site Development Plan-13-068 (pending revisions as of August 8, 2013) (and stormwater drainage improvements, street lighting, and other streetscape improvements related thereto), and the terms of the Common Infrastructure Agreement to be executed by the parties simultaneously with Closing shall be adjusted to the extent necessary to reflect such agreement of the parties.

9. Reaffirmation. Except as expressly modified by this Amendment, the Contract remains in full force and effect and the undersigned parties do hereby ratify and confirm the Contract, as modified by this Amendment. To the extent any provision in this Amendment conflicts with any other term or provision of the Contract, this Amendment shall control.

10. Counterparts. This Amendment may be signed in one or more counterparts, all such separately signed counterparts shall be deemed to be a single instrument hereof, and facsimile or imaged reproductions of signatures hereto shall be deemed as effective as originals.

11. Captions and Headings. Captions and headings throughout this Amendment are for convenience and reference only and the words contained therein shall in no way be held to define or add to the interpretation, construction, or meaning of any provision of this Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed, ratified and delivered as of the Fourth Amendment Effective Date.

SELLER:

KELLOGG-CCP, LLC, a Maryland limited liability company

By:	/s/ David P. Scheffenacker
Name:	David P. Scheffenacker
Title:	Managing Member

PURCHASER:

WOODFIELD ACQUISITIONS, LLC, a North Carolina limited liability company

By:	/s/ Todd H. Jacobus
Name:	Todd H. Jacobus
Title:	Member

Exhibit A

[Omitted as not necessary to an understanding of the Agreement]

Schedule 1

[Omitted as not necessary to an understanding of the Agreement]